Exhibit 99.1

Consolidated Financial Statements of

TEMBEC INC.

Years ended September 30, 2017, September 24, 2016 and September 26, 2015

Independent Auditors’ Report

The Shareholders
of Tembec Inc.:

We have audited the accompanying consolidated financial statements of Tembec Inc., which comprise the consolidated balance sheets as at September 30, 2017, September 24, 2016 and September 26, 2015, and the consolidated statements of net earnings (loss), comprehensive earnings (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with standards generally accepted in the United States of America and Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tembec Inc. as at September 30, 2017, September 24, 2016 and September 26, 2015, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP*

Montréal, Canada
January 19, 2018

*CPA auditor, CA, public accounting permit no. A110592

TEMBEC INC.                    Approved on behalf of the Board of Directors:

Consolidated Balance Sheets	/s/ Paul G. Boynton, Director /s/ Frank A. Ruperto, Director
As at September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

	2017	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$85	$44	$21
Restricted cash	2	2	2
Trade and other receivables (note 19)	184	153	161
Income tax receivable	—	—	5
Inventories (note 5)	270	273	287
Prepaid expenses	7	9	9
Assets classified as held for sale (note 6)	—	10	—
	548	491	485
Property, plant and equipment (note 7)	634	639	652
Biological assets (note 8)	3	3	2
Employee future benefits (note 12)	40	23	29
Other assets	6	2	4
Deferred tax assets (note 18)	2	2	4
	$1,233	$1,160	$1,176

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Operating bank loans (note 9)	$5	$7	$114
Trade, other payables and accrued charges	228	193	188
Interest payable	12	13	13
Income tax payable	5	—	—
Provisions (note 11)	2	4	4
Current portion of long-term debt (note 10)	35	22	11
Liabilities classified as held for sale (note 6)	—	1	—
	287	240	330
Long-term debt (note 10)	590	679	613
Provisions (note 11)	14	12	12
Employee future benefits (note 12)	122	169	149
Other long-term liabilities	1	1	1
	1,014	1,101	1,105
Shareholders' equity:
Share capital (note 13)	565	568	568
Accumulated other comprehensive earnings	15	15	16
Deficit	(361)	(524)	(513)
	219	59	71
	$1,233	$1,160	$1,176
Guarantees, commitments and contingencies (note 14)
Subsequent events (note 22)

The accompanying notes are an integral part of these consolidated financial statements.

TEMBEC INC.
Consolidated Statements of Net Earnings (Loss)

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars, unless otherwise noted)

	2017	2016	2015
Sales	$1,619	$1,499	$1,418
Freight and other deductions	196	193	188
Lumber export taxes	—	—	2
Cost of sales (excluding depreciation and amortization) (note 15)	1,104	1,097	1,102
Selling, general and administrative (note 15)	68	62	59
Share-based compensation (note 13)	25	(1)	(3)
Depreciation and amortization	51	53	43
Other items (note 16)	24	(4)	(4)
Operating earnings	151	99	31
Interest, foreign exchange and other	80	75	54
Loss on refinancing of long-term debt (note 10)	—	—	37
Foreign exchange loss (gain) on long-term debt	(30)	(6)	81
Net finance costs (income) (note 17)	50	69	172
Earnings (loss) before income taxes	101	30	(141)
Income tax expense (note 18)	7	10	9
Net earnings (loss)	94	20	(150)
Basic and diluted net earnings (loss) in dollars per share (note 13)	$0.94	$0.20	$(1.5)

Consolidated Statements of Comprehensive Earnings (Loss)

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

	2017	2016	2015
Net earnings (loss)	$94	$20	$(150)
Other comprehensive earnings (loss), net of income taxes:
Items that will never be reclassified to earnings (loss):
Defined benefit pension plans (note 12)	70	(30)	(6)
Other benefit plans (note 12)	2	(1)	1
Income tax expense	(6)	—	—
	66	(31)	(5)
Item that may be reclassified to earnings (loss) in future periods:
Foreign currency translation differences for foreign operations	—	(1)	7
Other comprehensive earnings (loss)	66	(32)	2
Total comprehensive earnings (loss)	$160	$(12)	$(148)

The accompanying notes are an integral part of these consolidated financial statements.

TEMBEC INC.
Consolidated Statements of Changes in Shareholders’ Equity

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

	Share capital	Accumulated other comprehensive earnings	Deficit	Shareholders' equity
Balance, September 27, 2014	$568	$9	$(358)	$219
Net loss	—	—	(150)	(150)
Other comprehensive earnings (loss), net of income taxes:
Defined benefit pension plans (note 12)	—	—	(6)	(6)
Other benefit plans (note 12)	—	—	1	1
Foreign currency translation differences for foreign operations	—	7	—	7
Balance, September 26, 2015	568	16	(513)	71
Net earnings	—	—	20	20
Other comprehensive earnings (loss), net of income taxes:
Defined benefit pension plans (note 12)	—	—	(30)	(30)
Other benefit plans (note 12)	—	—	(1)	(1)
Foreign currency translation differences for foreign operations	—	(1)	—	(1)
Balance, September 24, 2016	568	15	(524)	59
Net earnings	—	—	94	94
Expiry of warrants (note 13)	(3)	—	3	—
Other comprehensive earnings (loss), net of income taxes:
Defined benefit pension plans (note 12)	—	—	69	69
Other benefit plans (note 12)	—	—	3	3
Income tax expense	—	—	(6)	(6)
Balance, September 30, 2017	$565	$15	$(361)	$219

The accompanying notes are an integral part of these consolidated financial statements.

TEMBEC INC.
Consolidated Statements of Cash Flows

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

	2017	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$94	$20	$(150)
Adjustments for:
Depreciation and amortization	51	53	43
Net finance costs (income) (note 17)	50	69	172
Foreign exchange and bank charges	(8)	(4)	6
Income tax expense (note 18)	7	10	9
Income tax paid	(9)	(3)	(10)
Difference between cash contributions and employee future benefits expense	4	(6)	(7)
Share-based compensation (note 13)	25	(1)	(3)
Settlement on sale of pulp mills (note 16)	—	(5)	—
Gain on sale of assets (note 16)	(1)	(1)	(1)
Gain on settlement of a pension plan (notes 12 and 16)	—	(1)	—
Gain on settlement of non-recourse debt (note 16)	—	—	(9)
Impairment loss - Temlam loan receivable (note 16)	—	—	3
Other	(1)	(5)	—
	212	126	53
Changes in non-cash working capital:
Trade and other receivables	(21)	7	3
Inventories	5	12	(29)
Prepaid expenses	1	(1)	(2)
Trade, other payables and accrued charges	11	3	(5)
	(4)	21	(33)
	208	147	20
Cash flows used in investing activities:
Disbursements for property, plant and equipment	(57)	(40)	(66)
Proceeds from sale of net assets (notes 6 and 16)	10	7	3
Change in restricted cash	—	—	1
Other long-term receivables	1	—	4
	(46)	(33)	(58)
Cash flows from (used in) financing activities:
Repayment of asset-based loan (note 9)	—	(105)	—
Proceeds from new asset-based loan (note 9)	—	61	—
Change in operating bank loans	(8)	(65)	27
Increase in long-term debt (note 10)	—	87	419
Repayments of long-term debt (note 10)	(53)	(8)	(349)
Debt prepayment penalty (note 10)	—	—	(27)
Interest paid	(60)	(61)	(50)
	(121)	(91)	20
Net increase (decrease) in cash and cash equivalents	41	23	(18)
Cash and cash equivalents, beginning of year	44	21	39
Cash and cash equivalents, end of year	$85	$44	$21

The accompanying notes are an integral part of these consolidated financial statements.

TEMBEC INC.
Consolidated Business Segment Information

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

					2017
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Corporate	Consolidation adjustments	Consolidated
Sales:
External	$400	$487	$336	$396	$—	$—	$1,619
Internal	61	—	32	—	6	(99)	—
	461	487	368	396	6	(99)	1,619
Freight and other deductions	45	43	66	42	—	—	196
Cost of sales (excluding depreciation and amortization)	343	331	243	280	6	(99)	1,104
Selling, general and administrative	12	18	5	10	23	—	68
Share-based compensation (note 13)	—	—	—	—	25	—	25
Earnings (loss) before the following (adjusted EBITDA):	61	95	54	64	(48)	—	226
Depreciation and amortization	6	27	11	6	1	—	51
Other items (note 16)	11	—	—	—	13	—	24
Operating earnings (loss)	$44	$68	$43	$58	$(62)	$—	$151
Additions to property, plant and equipment	$16	$18	$4	$7	$1	$—	$46
Total assets	$177	$714	$135	$151	$56	$—	$1,233
Total liabilities	$48	$285	$38	$68	$575	$—	$1,014

					2016
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Corporate	Consolidation adjustments	Consolidated
Sales:
External	$368	$457	$282	$392	$—	$—	$1,499
Internal	65	5	32	—	5	(107)	—
	433	462	314	392	5	(107)	1,499
Freight and other deductions	42	43	64	44	—	—	193
Cost of sales (excluding depreciation and amortization)	363	333	236	267	5	(107)	1,097
Selling, general and administrative	12	17	5	9	19	—	62
Share-based compensation (note 13)	—	—	—	—	(1)	—	(1)
Earnings (loss) before the following (adjusted EBITDA):	16	69	9	72	(18)	—	148
Depreciation and amortization	7	28	11	6	1	—	53
Other items (note 16)	—	—	—	—	(4)	—	(4)
Operating earnings (loss)	$9	$41	$(2)	$66	$(15)	$—	$99
Additions to property, plant and equipment	$10	$24	$5	$5	$—	$—	$44
Total assets	$173	$689	$131	$162	$5	$—	$1,160
Total liabilities	$48	$265	$29	$82	$677	$—	$1,101

TEMBEC INC.
Consolidated Business Segment Information (continued)

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

					2015
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Corporate	Consolidation adjustments	Consolidated
Sales:
External	$375	$434	$272	$337	$—	$—	$1,418
Internal	63	2	30	—	9	(104)	—
	438	436	302	337	9	(104)	1,418
Freight and other deductions	43	43	60	42	—	—	188
Lumber export taxes	2	—	—	—	—	—	2
Cost of sales (excluding depreciation and amortization)	370	355	225	247	9	(104)	1,102
Selling, general and administrative	11	17	4	10	17	—	59
Share-based compensation (note 13)	—	—	—	—	(3)	—	(3)
Earnings (loss) before the following (adjusted EBITDA):	12	21	13	38	(14)	—	70
Depreciation and amortization	5	22	11	4	1	—	43
Other items (note 16)	—	—	—	—	(4)	—	(4)
Operating earnings (loss)	$7	$(1)	$2	$34	$(11)	$—	$31
Additions to property, plant and equipment	$13	$35	$5	$4	$—	$—	$57
Total assets	$159	$683	$147	$163	$24	$—	$1,176
Total liabilities	$50	$260	$32	$77	$686	$—	$1,105

TEMBEC INC.
Consolidated Geographic Area Information

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars)

					2017
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Consolidated
Sales (by final destination):
Canada	$174	$25	$—	$85	$284
United States	225	101	6	276	608
China	—	69	161	1	231
European Union	1	217	78	6	302
Other	—	75	91	28	194
	$400	$487	$336	$396	$1,619

					2016
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Consolidated
Sales (by final destination):
Canada	$185	$23	$1	$78	$287
United States	180	84	3	285	552
China	—	43	142	—	185
European Union	3	214	62	7	286
Other	—	93	74	22	189
	$368	$457	$282	$392	$1,499

					2015
	Forest Products	Specialty Cellulose Pulp	Paper Pulp	Paper	Consolidated
Sales (by final destination):
Canada	$192	$36	$1	$57	$286
United States	181	97	6	248	532
China	—	10	130	—	140
European Union	2	199	51	10	262
Other	—	92	84	22	198
	$375	$434	$272	$337	$1,418

			2017	2016	2015
Property, plant and equipment:
Canada			$500	$507	$525
France			132	130	125
United States			2	2	2
			$634	$639	$652

TEMBEC INC.
Notes to Consolidated Financial Statements

Years ended September 30, 2017, September 24, 2016 and September 26, 2015
(in millions of Canadian dollars, unless otherwise noted)

1.	Reporting entity and nature of operations
Tembec Inc. is incorporated and domiciled in Canada and was listed on the Toronto Stock Exchange under the symbol TMB until November 21, 2017 (see note 22 - Subsequent events). The address of the registered office is 4 Place Ville-Marie, Suite 100, Montreal, Quebec, Canada, H3B 2E7.
Tembec Inc. (the “Corporation”) and its subsidiaries (collectively “Tembec” or the “Company”) operate an integrated forest products business, which is managed in four segments:

•	The Forest Products segment consists primarily of forest and sawmill operations, which produce softwood lumber (SPF) and specialty wood lumber.

•
The Specialty Cellulose Pulp segment consists primarily of manufacturing and marketing activities of specialty cellulose including the transformation and sale of resins and pulp by-products. A significant portion of chemical products sales are related to by-products generated by the two specialty cellulose pulp mills.

•	The Paper Pulp segment includes the manufacturing and marketing activities of high-yield pulps.

•	The Paper segment consists primarily of production and sales of coated bleached board and newsprint.
Intersegment transfers of wood chips, pulp and other services are recorded at transfer prices agreed to by the parties, which are intended to approximate fair market value. The basis of presentation and the accounting policies used in these business segments are the same as those described in notes 2 and 3.
The performance of each segment is evaluated by management of the Company against short-term and long-term financial objectives as well as environmental, safety and other key criteria. The financial performance is measured based on earnings before interest, income taxes, depreciation and amortization, and other specific or non-recurring items (adjusted EBITDA). This measure is included in the internal reports that are reviewed by senior management. Segment adjusted EBITDA is used to measure performance as management believes that such information is the most relevant in evaluating financial results relative to other entities that operate within similar businesses. Net finance costs and income tax expense are not allocated to operating segments.

2.	Basis of presentation
Statement of compliance
These audited consolidated financial statements and the notes thereto have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
These audited consolidated financial statements were authorized for issue by the Board of Directors on January 19, 2018.
Basis of measurement
The audited consolidated financial statements have been prepared on the historical cost basis, except for the following significant items in the consolidated balance sheet:

•	Employee future benefit assets and liabilities are recognized as the net of the fair value of the plan assets less the present value of the defined benefit obligations;

•	Biological assets are measured at fair value less costs to sell;

•	Site restoration obligations are measured at the discounted value of expected future cash flows;

•	Liabilities for cash-settled share-based payment arrangements are measured in accordance with IFRS 2, Share-Based Payment; and

•	Embedded and freestanding derivative financial instruments are measured at fair value.
Functional and presentation currency
These audited consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. Management believes that the Canadian dollar best reflects the currency of the primary economic environment in which Tembec operates. All financial information presented has been rounded to the nearest million, unless otherwise noted.

2.	Basis of presentation (continued)
Use of estimates and judgments
The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. At each reporting period, management assesses the basis of preparation of the financial statements. These financial statements have been prepared on a going concern basis in accordance with IFRS. The going concern basis of presentation assumes that the Corporation will continue its operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements include the identification of triggering events indicating that property, plant and equipment might be impaired. In determining these events, the Company considers several key assumptions based on external information on the industry (economic trends as well as industry and market trends), including selling prices, demand for our products, and raw material costs and availabilities. The Company also considers decisions by management to change the extent or the manner in which an asset is used or is expected to be used.
Significant areas requiring the use of management estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements and that may result in material adjustments to the carrying amounts within the next fiscal year include the determination of the net realizable value of inventories (note 5), provisions (note 11), recoverability of lumber duty deposits (note 16) and deferred tax assets (note 18), the measurement of defined benefit obligations and the valuation of pension plan assets (note 12).
Other areas requiring the use of management estimates include the determination of the value of biological assets, financial instruments, guarantees, commitments, and contingencies. It also includes collectability of accounts receivable, estimating the useful life and residual value of property, plant and equipment, as well as assessing the recoverability of property, plant and equipment, and long-term receivables.

3.	Significant accounting policies
Basis of consolidation
These audited consolidated financial statements include the accounts of the Company. Investments over which the Corporation has effective control are fully consolidated. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company.
Foreign currency
Foreign currency transactions
Transactions in foreign currencies are translated to the respective functional currencies of each operation using exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency using the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency using the exchange rate at the date that the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Foreign currency differences arising on translation are recognized in profit or loss.
Foreign operations
The assets and liabilities of foreign operations with functional currencies other than the Canadian dollar are translated to Canadian dollars using the exchange rates at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars using the average exchange rates during the reporting period.
Foreign currency differences are recognized in other comprehensive income. When a foreign operation is disposed of, in part or in full, the relevant amount in the foreign currency translation reserve is transferred to the statement of net earnings (loss) as part of the gain or loss on disposal.

3.	Significant accounting policies (continued)
Financial instruments
Non-derivative financial assets and liabilities
Cash and cash equivalents, restricted cash, trade and other receivables and long-term receivables are classified as loans and receivables, which is the Company’s only type of non-derivative financial asset. Operating bank loans, trade, other payables and accrued charges, interest payable, other long-term liabilities and long-term debt are classified as other liabilities, which is the Company’s only type of non-derivative financial liability.
The Company initially recognizes all financial assets and liabilities on the date that they are originated. Subsequent to initial recognition at fair value, the financial assets are accounted for on an amortized cost basis using the effective interest rate method. Subsequent to initial recognition at fair value less any directly attributable transaction costs, the financial liabilities are accounted for on an amortized cost basis using the effective interest rate method.
Transaction costs incurred upon the issuance of debt instruments or modification of a financial liability are deducted from the financial liability and are amortized using the effective interest method over the expected life of the related liability.
Derivative financial instruments
The Company may manage, from time to time, its foreign exchange exposure on anticipated net cash inflows, principally US dollars and euros, through the use of options and forward contracts.
The Company may manage, from time to time, its exposure to commodity price risk associated with sales of lumber, pulp and newsprint through the use of cash-settled hedge (swap) contracts. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.
The Company does not currently apply hedge accounting.
All derivatives are recognized initially at fair value. Attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value and changes therein are accounted for in net finance costs.
Common shares
Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of any tax effects.
Warrants
Warrants granted in connection with the second ranking term loan facilities have been issued as an equity-settled share-based payment transaction. Accordingly, they are classified as equity.
Cash and cash equivalents
Cash and cash equivalents comprise cash in financial institutions, short-term deposits and highly liquid money market instruments with maturities of three months or less from the date of acquisition. Cash and cash equivalents are presented net of outstanding cheques.
Inventories
Finished goods, work-in-process, wood chips, logs, and other raw materials are valued at the lower of cost, determined on an average cost basis, and net realizable value. In the case of manufactured inventories and work-in-process, cost includes expenditure incurred in acquiring raw materials, production or conversion costs and other costs incurred in bringing the inventory to their existing location and conditions as well as an appropriate share of production overheads based on normal operating capacity. For all raw materials to be used in the production of finished goods, net realizable value is determined on an as-converted-to-finished-goods basis. Operating, maintenance and spare parts inventories are valued at the lower of average cost and net realizable value.

3.	Significant accounting policies (continued)
Property, plant and equipment
Recognition and measurement
Property, plant and equipment are recorded at cost, after deducting investment tax credits and government assistance, less accumulated depreciation and accumulated impairment losses.
Cost includes expenditures that are directly attributable to acquiring and bringing the assets to a working condition for their intended use. The Company capitalizes borrowing costs, which are directly attributable to the acquisition, construction or production of qualifying assets, unless development activities on these qualifying assets are suspended, in which case borrowing costs are expensed.
Subsequent costs
The cost of replacing a component of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced component is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.
Depreciation
Depreciation is calculated over the depreciable amount, which is the cost of an asset less its residual value. Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful life of each component of an item of property, plant and equipment.
The estimated useful lives of property, plant and equipment are as follows:

Assets	Period
Buildings	20 - 30 years
Production equipment:
Pulp and paper	20 - 30 years
Sawmill	10 - 15 years
Forest access roads	3 - 20 years
Assets under construction are recognized at cost and are not depreciated as the assets are not available for use. Repairs and maintenance as well as planned shutdown maintenance are charged to expense as incurred.
Depreciation methods, remaining useful lives and residual values are reviewed and adjusted if appropriate.
Biological assets
Standing timber on privately-held forest land that is managed for timber production is characterized as a biological asset. Accordingly, on each balance sheet date, the biological asset is valued at its fair value less costs to sell with any change therein, as a result of growth, harvest and change in valuation assumptions recognized in net income (loss) for the period. Standing timber is transferred to inventory at its fair value less costs to sell at the date the logs are removed from the forest. Land under standing timber is measured at cost and included in property, plant and equipment.
Leased assets
Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.
Other leases are operating leases and the leased assets are not recognized in the Company’s balance sheet.
Impairment
Financial assets (including receivables)
A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset.

3.	Significant accounting policies (continued)
Impairment losses recognized in prior periods are assessed at each balance sheet date for any indication that the loss has decreased or no longer exists. For financial assets measured at amortized cost, the reversal is recognized in profit or loss.
Non-financial assets
The carrying amounts of the Company’s non-financial assets, other than biological assets, inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.
The recoverable amount of an asset or cash-generating unit (CGU) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.
An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs reduce the carrying amounts of the related assets on a pro rata basis.
An impairment loss recognized in prior periods is assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
Provisions
A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance costs.
Environmental costs
The Company is subject to environmental laws and regulations enacted by federal, provincial, state and local authorities. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that are not expected to contribute to current or future operations are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and when the costs, based on a specific plan of action in terms of the technology to be used and the extent of the corrective action required, can be reasonably estimated.
Site restoration
In accordance with the Company’s published environmental policy and applicable legal requirements, a provision for site restoration in respect of contaminated land, and the related expense, is recognized when the land is contaminated.
Restructuring
A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating costs and losses are recognized on the same basis as if they arose independently of the restructuring.
Onerous contracts
A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of fulfilling the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with that contract.
Contingent liability
A contingent liability is a possible obligation that arises from past events and of which the existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not within the control of the Company, or a present obligation that arises from past events (and therefore exists), but is not recognized because it is not probable that a transfer or use of assets, provision of services or any other transfer of economic benefits will be required to settle the obligation, or the amount of the obligation cannot be estimated reliably.

3.	Significant accounting policies (continued)
Employee future benefits
Employee future benefits include pension plans and other benefit plans. Other benefit plans include post-employment life insurance programs, healthcare and dental care benefits as well as certain other long-term benefits provided to disabled employees.
Defined contribution pension plans
A defined contribution pension plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees.
Defined benefit pension plans
A defined benefit pension plan is a post-employment benefit plan other than a defined contribution plan. The Company’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, of which the fair value of any plan assets are deducted. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. The calculation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a benefit to the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Company. An economic benefit is available to the Company if it is realizable during the life of the plan, or on settlement of the plan liabilities.
The current service cost is measured using the projected cash flows related to the benefits expected to be accrued in the current year by active members of a plan. More specifically, individual spot discount rates along the same yield curve used in the determination of the projected benefit obligation are applied to the relevant projected cash flows at the relevant maturity. The Company recognizes the current service cost in the employee future benefit costs. Net interest costs on defined benefit pension plans are recognized in interest, foreign exchange and other. The actuarial gains and losses arising from defined benefit pension plans are recognized in other comprehensive earnings (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of net earnings (loss).
When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized immediately in the consolidated statement of net earnings (loss).
Other benefit plans
The Company’s net obligation in respect of long-term employee benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Company’s obligations. The calculation is performed using the projected unit credit method. Any actuarial gains and losses are recognized in the statement of comprehensive earnings (loss) in the period in which they arise.
Other employee benefits
Short-term employee benefits
Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.
A liability is recognized for the amount expected to be paid under the short-term incentive plan if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

3.	Significant accounting policies (continued)
Share-based compensation transactions
Deferred Share Units (DSU) are recognized in share-based compensation and accrued liabilities as they are earned. DSUs are remeasured at the end of each reporting period at fair value, until settlement.
Performance-Conditioned Share Units (PCSU) are recognized in share-based compensation and accrued liabilities based on the probability that the performance conditions attached to the unit will be met. Compensation cost is prorated based on the underlying service period and the liability is remeasured at the end of each reporting period at fair value, until settlement.
Termination benefits
Termination benefits are recognized as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense if the Company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting period, they are discounted to their present value.
Sales
Sale of goods is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognized when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognized as a reduction of revenue as the sales are recognized.
Freight and other deductions
Freight associated with shipping products to customers and handling finished goods are included in freight and other deductions in the consolidated statement of net earnings (loss).
Investment tax credits and government assistance
Amounts received resulting from government assistance programs, including grants and investment tax credits for scientific research and experimental development, are reflected as a reduction of the cost of the asset or expense to which they relate at the time the eligible expenditure is incurred. Government financial assistance is recorded when there is reasonable assurance that the Company will comply with relevant conditions. Investment tax credits are recognized when the Company has made the qualifying expenditures and there is reasonable assurance that the credits will be realized.
Finance costs and finance income
Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions and the amortization of other related transaction costs. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.
Foreign currency gains and losses, gains or losses on embedded and freestanding derivative instruments, and interest on defined benefit plans are reported on a net basis as finance costs or finance income.
Income taxes
Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

3.	Significant accounting policies (continued)
Deferred tax is recognized using the balance sheet method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and associates to the extent that it is probable that they will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.
A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

4.	New standards and interpretations not yet adopted
IFRS 15, Revenue from Contracts with Customers
In May 2014, the IASB released IFRS 15, Revenue from Contracts with Customers, which establishes principles for reporting the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The core principle of IFRS 15 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods and services. IFRS 15 also requires more comprehensive disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.
IFRS 15 supersedes IAS 11, Construction Contracts, IAS 18, Revenue, and a number of revenue-related interpretations (IFRIC 13, Customer Loyalty Programs, IFRIC 15, Agreements for the Construction of Real Estate, IFRIC 18, Transfers of Assets from Customers, and SIC-31, Revenue - Barter Transactions Involving Advertising Service). IFRS 15 will be effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company has started the process to assess the impact of the adoption of this standard on its consolidated financial statements and does not plan to early adopt the new requirement.
IFRS 9, Financial Instruments
In July 2014, the IASB issued the final version of IFRS 9, Financial Instruments (IFRS 9). IFRS 9 supersedes IAS 39, IFRIC 9 and earlier versions of IFRS 9 and is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. This standard provides guidance on the classification and measurement of financial liabilities and the presentation of gains and losses on financial liabilities designated at fair value through profit and loss. When an entity elects to measure a financial liability at fair value, gains or losses due to changes in the credit risk of the instrument must be recognized in other comprehensive income. The final standard also amends the impairment model by introducing a new expected credit model for calculating impairment and new hedge accounting requirements. The Company does not expect that the new standard will have a material impact on its consolidated financial statements and does not plan to early adopt the new requirement.
IFRS 16, Leases
In January 2016, the IASB released IFRS 16, Leases (IFRS 16), which supersedes IAS 17, Leases. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted. The Company expects that the majority of its operating leases will need to be recognized in its consolidated balance sheets.
IAS 7, Statement of Cash Flows
In January 2016, the IASB released amendments to IAS 7, Statement of Cash Flows (IAS 7). IAS 7 requires entities to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. IAS 7 will be effective for annual periods beginning on or after January 1, 2017, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on its consolidated financial statements.
There are no other standards or amendments or interpretations of existing standards issued but not yet effective that are expected to have a material impact on the Company’s consolidated financial statements.

5.	Inventories

	2017	2016	2015
Finished goods	$116	$123	$140
Logs and wood chips	76	72	67
Supplies and spare parts	78	78	80
	$270	$273	$287
Inventories carried at net realizable value	$7	$24	$42

For the years ended in September 2017, 2016 and 2015, inventories recognized as an expense represent virtually all of the amounts included in cost of sales and in depreciation and amortization. Inventories at September 30, 2017, were written down by a negligible amount (2016 - $1 million, 2015 - $5 million) to reflect net realizable value being lower than cost. The write-down and reversal, if any, are included in cost of sales.
The provision for net realizable values relating to logs and finished goods were as follows:

	2017	2016	2015
Forest Products	$—	$1	$2
Specialty Cellulose Pulp	—	—	2
Paper Pulp	—	—	1
Paper	—	—	—
	$—	$1	$5

6.	Assets and liabilities classified as held for sale
On October 31, 2016, the Company completed the sale of its softwood lumber (SPF) sawmill located in Senneterre, Quebec, including certain working capital items and the related forestry operations.
Total net proceeds received upon completion of the sale were $8 million including post-closing working capital adjustments. As the net assets were sold at their carrying values, the sale did not give rise to a gain or loss on disposition.
As at September 24, 2016, these assets and liabilities were classified as held for sale.

7.	Property, plant and equipment

			Production equipment		Forest access roads	Assets under construction
	Land	Buildings	Pulp and Paper	Sawmill			Total
Cost
Balance, September 27, 2014	$3	$68	$381	$75	$11	$306	$844
Additions	—	—	—	—	—	57	57
Transfers	—	53	277	7	5	(342)	—
Disposals	—	—	(3)	(1)	—	—	(4)
Effect of foreign currency translation	—	1	9	—	—	—	10
Balance, September 26, 2015	3	122	664	81	16	21	907
Additions	—	—	—	—	—	44	44
Transfers	—	3	30	6	3	(42)	—
Disposals	—	—	(4)	—	—	—	(4)
Reclassification to assets held for sale (note 6)	—	—	—	(5)	(4)	—	(9)
Balance, September 24, 2016	3	125	690	82	15	23	938
Additions	—	—	—	—	—	46	46
Transfers	—	3	33	7	2	(45)	—
Disposals	—	—	(2)	(4)	—	—	(6)
Balance, September 30, 2017	$3	$128	$721	$85	$17	$24	$978
Depreciation
Balance, September 27, 2014	—	$25	$127	$60	$2	—	$214
Depreciation	—	5	34	3	1	—	43
Disposals	—	—	(3)	(1)	—	—	(4)
Effect of foreign currency translation	—	—	2	—	—	—	2
Balance, September 26, 2015	—	30	160	62	3	—	255
Depreciation	—	6	41	4	2	—	53
Disposals	—	—	(4)	—	—	—	(4)
Reclassification to assets held for sale (note 6)	—	—	—	(4)	(1)	—	(5)
Balance, September 24, 2016	—	36	197	62	4	—	299
Depreciation	—	6	40	4	1	—	51
Disposals	—	—	(2)	(4)	—	—	(6)
Balance, September 30, 2017	$—	$42	$235	$62	$5	—	$344
Carrying amounts
At September 26, 2015	$3	$92	$504	$19	$13	$21	$652
At September 24, 2016	$3	$89	$493	$20	$11	$23	$639
At September 30, 2017	$3	$86	$486	$23	$12	$24	$634
For the year ended September 30, 2017, the Company had additions to property, plant and equipment of $46 million (2016 - $44 million, 2015 - $57 million).
During the year, the Company became eligible for the “Tarif L” program, which allows large industrial electricity consumption sites to benefit from electricity rebates conditional on proceeding with expenditures related to qualified capital projects. The Company recognizes the electricity rebates as a reduction of the cost of the asset to which they relate at the time the eligible capital expenditures are incurred. As of the end of fiscal 2017, the Company had recorded a receivable of $8 million related to this program and reported capital expenditures had been reduced by this amount.
As at September 26, 2015, the Company had incurred $273 million of project expenditures for the cogeneration facility in Temiscaming, Quebec. The boiler and turbine installation was completed and, in the March 2015 quarter, the assets were transferred from assets under construction to buildings and production equipment.

8.	Biological assets
The Company’s private timberlands are classified as a growing forest, with the standing timber defined and recognized as a biological asset at fair value less costs to sell at each reporting date, with the underlying land being considered a component of property, plant and equipment and recognized at cost.

	2017	2016	2015
Balance at beginning of year	$3	$2	$2
Change in fair value less costs to sell	—	1	—
Balance at end of year	$3	$3	$2

9.	Operating bank loans

	2017	2016	2015
Operating bank loans - Canadian operations	$—	$10	$111
Operating bank loans - French operations	5	2	3
	$5	$12	$114
Less unamortized financing costs	0	5	0
	5	7	114
On November 18, 2015, the Company entered into a new asset-based loan (new ABL), which consists of a $150 million revolving credit facility (revolving loan) and an $82 million (US $62 million) “first-in, last out” term loan (FILO loan). The revolving loan will expire on November 18, 2020, provided several conditions are met, including repayment of the FILO loan on or prior to its maturity date, failing which the maturity would be accelerated to an earlier date, but not earlier than the FILO loan maturity date (note 10). The new ABL has a first priority charge over the receivables and inventories of the Company’s Canadian and U.S. operations and a first priority charge on the fixed assets of one of the Company’s U.S. subsidiaries. The new ABL replaced a $175 million ABL revolving credit facility. Financing costs of $6 million related to the revolving loan are being amortized using the effective interest method to November 18, 2020, the maturity date, and estimated life of the loan. As at September 30, 2017, the unamortized financing costs of $4 million are included in other assets as no amount is borrowed under the ABL.
The amount of available liquidity fluctuates based on the level of receivables, inventories and other reserves as defined in the agreement. Interest on the revolving loan is calculated based on the Canadian base rate plus an applicable margin of 1.25% at the end of the year. As at September 30, 2017, the amount available on the revolving loan, based on eligible receivables and inventories, was $135 million of which $34 million was reserved for letters of credit (2016 - $124 million of which $10 million was drawn and $33 million was reserved for letters of credit, 2015 - $154 million of which $111 million was drawn and $33 million was reserved for letters of credit).
The Company also has a dedicated unsecured credit facility that can only be utilized to issue letters of credit. As at September 30, 2017, there was $6 million (2016 - $12 million, 2015 - $13 million) of outstanding letters of credit issued on this facility.
The French operations are supported by “receivable factoring” agreements. As such, the borrowing base fluctuates periodically, depending on shipments and cash receipts. As at September 30, 2017, the amount available was $24 million, of which $5 million was drawn (2016 - $23 million of which $2 million was drawn, 2015 - $26 million of which $3 million was drawn).
The Company’s exposure to liquidity risk and interest rate risk is disclosed in note 19.

10.	Long-term debt

	2017	2016	2015
Tembec Industries Inc.
9% senior secured notes, US $375 million, due December 15, 2019 with semi-annual interest payments due June 15 and December 15 of each year	$468	$494	$499
FILO secured loan, US $25 million (2016 - US $62 million), due September 30, 2018 with interest payable on a monthly basis at LIBOR +7.25%	31	82	—
Tembec Energy LP
5.5% term loan, interest payable on a monthly basis, repayable in monthly instalments beginning on January 31, 2019 and maturing on April 30, 2028	75	75	75
5.5% term loan, interest payable on a monthly basis, repayable in monthly instalments beginning on December 31, 2018 with a balloon payment of $10 million on March 31, 2020	18	18	18
6.35% term loan, repayable in blended monthly instalments ending on June 15, 2022 with a balloon payment of $12 million on July 15, 2022	17	18	19
6.86% term loan, repayable in blended monthly instalments ending on September 15, 2022 with a balloon payment of $12 million on October 15, 2022	18	18	19
Tembec Tartas SAS
Unsecured credit facility, € 3 million (2016 - € 4 million), bearing interest at Euribor plus 0.77%, repayable in yearly instalments of € 1 million ending in September 2020	4	6	—
Unsecured term loans, € 2 million (2016 - € 2 million and 2015 - € 3 million), non-interest bearing, repayable and maturing at various dates from December 2016 to December 2022. The effective interest rate on these loans is 6%	3	3	5
Secured term loans, bearing interest at Euribor plus 2%, repayable in quarterly instalments maturing in December 2017	—	1	2
Other	—	1	1
	634	716	638
Less current portion	35	22	11
Less unamortized financing costs	9	15	14
	$590	$679	$613
On October 1, 2014, the Company completed a private debt offering of $419 million (US $375 million) - 9% senior secured notes due in December 2019. The proceeds from the offering were used to:

i.
purchase and redeem all of the Company’s existing US $305 million - 11.25% senior secured notes due in December 2018, as well as paying a prepayment penalty of US $24 million and accrued interest of US $10 million;

ii.	repay $32 million of the operating bank loans; and

iii.	pay fees and expenses of $8 million.
As a result of the redemption of the US $305 million - 11.25% senior notes, the Company recorded a charge of $37 million, including $27 million for debt prepayment penalty and $10 million related to the elimination of previously deferred financing costs.
The US $375 million - 9% senior secured notes are senior obligations secured by a first priority lien on the property and assets of Tembec Industries Inc. and the guarantors of the notes, with the exception of:

–	receivables, inventory and certain intangibles upon which the note holders have a second priority lien; and

–	the property and assets of Tembec Energy LP upon which the note holders have a third priority lien.
The senior secured notes are guaranteed by the Corporation and most of its Canadian subsidiaries.

10.	Long-term debt (continued)
On November 18, 2015, the Company entered into a new ABL, which includes an $82 million (US $62 million) FILO loan due in March 2018. An annual prepayment is required if the Company generates excess cash flow as defined in the credit agreement. Interest on the FILO loan is calculated based on the LIBOR plus 7.25% subject to a 1.0% LIBOR floor. Financing costs of $5 million related to the FILO loan are being amortized using the effective interest method to the maturity date and estimated life of the FILO loan. On October 18, 2016, the Company and the ABL lenders agreed to extend the maturity date of the FILO loan to September 30, 2018. The Company prepaid an amount of $16 million (US $12 million) on December 22, 2016, and an amount of $31 million (US $25 million) on September 21, 2017. Subsequent to the end of the year, on November 7, 2017, the Company prepaid the remaining balance of $32 million (US $25 million) on the FILO term loan.
The new ABL has a first priority charge over the receivables and inventories of the Company’s Canadian and U.S. operations and a first priority charge on the fixed assets of one of the Company’s U.S. subsidiaries.
In connection with the specialty cellulose cogeneration project in Temiscaming, Quebec, the Company entered into a $75 million term loan facility, bearing interest at 5.5%. The loan had a 15½-year term consisting of a 42-month construction or drawdown period followed by a 12-year monthly amortization period. In April 2016, the Company renegotiated the amortization terms of the facility, which will now be repaid in 112 equal monthly payments beginning in January 2019 and maturing in April 2028. The loan is secured by a second ranking charge on the project assets.
The Company entered into an additional term loan facility of $18 million with the same lender, at an interest rate of 5.5%. The loan had a four-year term repayable in monthly instalments beginning in April 2016 and maturing in March 2020. In April 2016, the Company renegotiated the amortization terms of the facility, which will now be repaid in 15 equal monthly payments beginning in December 2018 with a “balloon” payment of $10 million in March 2020. The additional loan is secured by a second ranking charge on the project assets.
The Company entered into a $40 million term loan facility to assist with the financing of the specialty cellulose cogeneration project in Temiscaming, Quebec. The loan is secured by a first ranking charge on the project assets. On July 12, 2012, the Company received an advance of $20 million bearing interest at 6.35% repayable in blended monthly instalments over a period of eight years beginning in July 2014, with a “balloon” payment of $12 million to be repaid in July 2022. On October 18, 2013, the Company received an advance of $20 million bearing interest at 6.86%, repayable in blended monthly instalments over a period of eight years beginning in November 2014 with a “balloon” payment of $12 million to be repaid in October 2022.
The total carrying value of assets pledged as collateral amounts to approximately $858 million.
The Company’s credit agreements contain terms and conditions that could, in certain circumstances, restrict the ability of the Company to incur or guarantee additional indebtedness, to encumber or dispose of its assets or to make certain payments or distributions.
The Company’s exposure to liquidity risk, foreign currency, and interest rate risk is disclosed in note 19.
11.    Provisions

	Site restoration	Other	Total provisions
Balance, September 27, 2014	$11	$5	$16
Provisions made during the year	1	—	1
Paid during the year	(1)	—	(1)
Balance, September 26, 2015	11	5	16
Provisions made during the year	—	2	2
Paid during the year	(1)	(1)	(2)
Balance, September 24, 2016	10	6	16
Provisions made during the year	3	2	5
Paid during the year	(2)	(3)	(5)
Balance, September 30, 2017	$11	$5	$16

	2017	2016	2015
Current	$2	$4	$4
Non-current	14	12	12
	$16	$16	$16

11.	Provisions (continued)
Site restoration
Land fill sites have a predetermined life and must be restored to their original condition at the end of their life. Because of the long-term nature of the liability, the most significant uncertainty in estimating the provision is the costs that will be incurred. In particular, the Company has assumed that the land fill sites will be restored using technology and materials that are currently available. The Company has been provided with a range of reasonably possible outcomes of the total cost, reflecting different assumptions about changes in technology and pricing of the individual components of the cost.
12.    Employee future benefits
Defined contribution pension plans
The Company contributes to defined contribution pension plans, group registered retirement savings plans, and 401(k) plans. The pension expense of $6 million (2016 - $6 million, 2015 - $6 million) under these plans is equal to the Company’s contribution.
Defined benefit pension plans
The Company has several defined benefit pension plans. Some of the defined benefit pension plans are contributory. Non-unionized employees in Canada joining the Company after January 1, 2000, participate in defined contribution pension plans. Beginning in fiscal 2013 and fiscal 2014 depending on the plan, all new unionized employees in Canada are also only participating in defined contribution pension plans. The pension expense and the obligation related to the defined benefit pension plans are actuarially determined using the projected unit credit method.
Other benefit plans
The Company offers post-employment life insurance, healthcare and dental care plans to some of its retirees. The Company offers other long-term benefits as healthcare and dental care plans to disabled employees. The Company also assumes other long-term benefits as life insurance coverage for some of its disabled employees.
The other benefit plans expenses and the obligations related to these plans are actuarially determined using management’s most probable assumptions.
Actuarial valuations of these plans for accounting purposes are conducted on a triennial basis unless there are significant changes affecting the plans. The latest actuarial valuations were conducted either at July 1, 2015, July 1, 2016 or April 1, 2017.
The other benefit plans are unfunded.
Company contributions for defined benefit pension plans
Total cash payments for defined benefit pension plans consist of cash contributed by the Company to its funded pension plans and cash payments directly to beneficiaries for its unfunded benefit plans. The Company contributions were $8 million for fiscal 2017 (2016 - $16 million, 2015 - $17 million). In fiscal 2018, the Company expects to contribute approximately $8 million to its defined benefit pension plans based on the last actuarial valuation for funding purposes.
Funding policy
The Company’s funding policy for registered defined benefit pension plans is to contribute annually the amount required to provide for benefits earned in the year and to fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities. Actuarial valuations for funding purposes are conducted on a triennial basis, unless required earlier by pension legislation or as deemed appropriate by management from time to time. The latest funding actuarial valuations were conducted for one plan on March 31, 2017, one plan on January 1, 2017, eight plans on December 31, 2016, and four plans on December 31, 2015.

12.    Employee future benefits (continued)
Investment policy, risk management practices and description of fund assets
The investments of the defined benefit pension plans are exposed to various risks including price risk, interest rate risk, foreign currency risk, credit risk and liquidity risk. In order to manage these risks, the Company follows a disciplined investment strategy, which provides diversification of investments by asset class, foreign currency, sector and company. The Corporate Governance and Human Resources Committee of the Board of Directors has approved an investment policy that establishes long-term asset mix targets based on a review of historical returns achieved by world-wide investment markets. Investment managers may deviate from these targets to the extent permitted by the investment policy. Their performance is evaluated in relation to the market performance on the target mix. Based on the fair value of assets held at September 30, 2017, the defined benefit pension plan assets were comprised of 1% (2% in 2016, 3% in 2015) in cash and short-term investments, 3% (3% in 2016, 5% in 2015) in real estate, 53% (54% in 2016, 53% in 2015) in bonds and 43% (41% in 2016, 39% in 2015) in Canadian, U.S. and foreign equity.
The actual return on plan assets was $38 million for the year ended September 30, 2017, $89 million for the year ended September 24, 2016 and $36 million for the year ended September 26, 2015.
The assets of the registered defined benefit pension plans are held by an independent trustee and accounted for separately in the Company’s pension funds. For the unfunded plans, the Company meets the benefits payment obligation as it falls due.
As at September 30, 2017, September 24, 2016 and September 26, 2015, the assets of the plan do not directly include the Company’s own financial instruments or any property occupied by, or other assets issued by, the Company.
Information about the Company’s defined benefit plans in aggregate
The following tables present the change in the defined benefit obligation for the defined benefit plans as calculated by an independent actuary and the change in the fair value of plan assets:
Change in defined benefit obligations for defined benefit plans:

	Pension plans			Other benefit plans
	2017	2016	2015	2017	2016	2015
Defined benefit obligation, at beginning of year	$947	$879	$843	$27	$28	$29
Current service cost	11	9	10	1	1	1
Interest cost	30	35	34	1	1	1
Actuarial loss (gain)	(55)	88	8	(2)	1	(1)
Employee contributions	2	2	2	—	—	—
Benefits paid	(50)	(48)	(45)	(2)	(3)	(2)
Past service costs	—	—	1	—	—	—
Settlement of a plan	—	(15)	—	—	—	—
Divestiture (note 6)	—	—	—	—	(1)	—
Effect of foreign currency translation	(8)	(3)	26	—	—	—
Defined benefit obligation, at end of year	$877	$947	$879	$25	$27	$28

12.    Employee future benefits (continued)
Change in fair value of plan assets for defined benefit plans:

	Pension plans			Other benefit plans
	2017	2016	2015	2017	2016	2015
Fair value of defined benefit plan assets, at beginning of year	$844	$803	$775	$—	$—	$—
Interest income	27	32	31	—	—	—
Return on plan assets - excluding interest income	11	57	5	—	—	—
Employer contributions	7	16	17	2	3	2
Employee contributions	2	2	2	—	—	—
Benefits paid	(50)	(48)	(45)	(2)	(3)	(2)
Settlement of a plan	—	(14)	—	—	—	—
Administration expenses	(2)	(2)	(2)	—	—	—
Effect of foreign currency translation	(6)	(2)	20	—	—	—
Fair value of defined benefit plan assets, at end of year	$833	$844	$803	$—	$—	$—
During fiscal 2016, following the partial windup of a plan, the Company settled a $15 million pension obligation for an amount of $14 million.
The following table presents the difference between the fair value of plan assets and the actuarially determined defined benefit obligation for defined benefit plans. This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

12.    Employee future benefits (continued)
Reconciliation of funded status for defined benefit pension plans:

			2017
	Wholly funded plans	Partially funded plan	Unfunded plans	Total
Fair value of plan assets	$832	$1	$—	$833
Defined benefit obligation	(839)	(26)	(12)	(877)
Plan deficit	(7)	(25)	(12)	(44)
Asset non-recognized due to asset ceiling	(11)	—	—	(11)
Liability arising from minimum funding requirement	(2)	—	—	(2)
Net defined benefit liability	$(20)	$(25)	$(12)	$(57)

			2016
	Wholly funded plans	Partially funded plan	Unfunded plans	Total
Fair value of plan assets	$843	$1	$—	$844
Defined benefit obligation	(905)	(29)	(13)	(947)
Plan deficit	(62)	(28)	(13)	(103)
Asset non-recognized due to asset ceiling	(9)	—	—	(9)
Liability arising from minimum funding requirement	(7)	—	—	(7)
Net defined benefit liability	$(78)	$(28)	$(13)	$(119)

			2015
	Wholly funded plans	Partially funded plan	Unfunded plans	Total
Fair value of plan assets	$803	$—	$—	$803
Defined benefit obligation	(841)	(25)	(13)	(879)
Plan deficit	(38)	(25)	(13)	(76)
Asset non-recognized due to asset ceiling	(9)	—	—	(9)
Liability arising from minimum funding requirement	(7)	—	—	(7)
Net defined benefit liability	$(54)	$(25)	$(13)	$(92)
Amounts recognized in the consolidated balance sheets for defined benefit plans:

		2017
	Pension plans	Other benefit plans	Total
Defined benefit asset	$40	$—	$40
Defined benefit liability	(97)	(25)	(122)
Net defined benefit liability	$(57)	$(25)	$(82)

		2016
	Pension plans	Other benefit plans	Total
Defined benefit asset	$23	$—	$23
Defined benefit liability	(142)	(27)	(169)
Net defined benefit liability	$(119)	$(27)	$(146)

12.    Employee future benefits (continued)

		2015
	Pension plans	Other benefit plans	Total
Defined benefit asset	$29	$—	$29
Defined benefit liability	(121)	(28)	(149)
Net defined benefit liability	$(92)	$(28)	$(120)
Components of benefit costs
The following tables present the impact on net earnings (loss) and other comprehensive earnings (loss) of the Company’s employee future benefits:
Recognized in net earnings (loss)

	Pension plans			Other benefit plans
	2017	2016	2015	2017	2016	2015
Recognized costs for defined benefit plans:
Current service cost	$11	$9	$10	$1	$1	$1
Administration expense	1	1	1	—	—	—
Total included in cost of sales	12	10	11	1	1	1
Gain on settlement of a plan	—	(1)	—	—	—	—
Administration expense	1	1	1	—	—	—
Past service costs (note 16)	—	—	1	—	—	—
Total included in other items	1	—	2	—	—	—
Interest cost	30	35	34	1	1	1
Interest income on plan assets	(27)	(32)	(31)	—	—	—
Effect of limit on recognition of assets/minimum funding requirement	1	1	—	—	—	—
Total included in net finance costs	4	4	3	1	1	1
Total recognized costs for defined benefit plans	17	14	16	2	2	2
Recognized costs for defined contribution plans	6	6	6	—	—	—
Total expense for employee future benefits	$23	$20	$22	$2	$2	$2
Recognized in other comprehensive earnings (loss)

	Pension plans			Other benefit plans
	2017	2016	2015	2017	2016	2015
Actuarial gain (loss) - variation in economic assumptions	$59	$(94)	$1	$2	$(1)	$—
Actuarial gain (loss) - variation in demographic assumptions	—	6	(9)	—	—	—
Actuarial gain (loss) - experience adjustments	(4)	—	—	—	—	1
Return on plan assets - excluding interest income	11	57	5	—	—	—
Effect of limit on recognition of assets/minimum funding requirement	4	1	(3)	—	—	—
Total remeasurement of the defined benefit liability	70	(30)	(6)	2	(1)	1
Effect of foreign currency translation	2	1	(6)	—	—	—
Total defined benefit plans	$72	$(29)	$(12)	$2	$(1)	$1

12.    Employee future benefits (continued)
The actuarial gain on variation in economic assumptions for fiscal 2017, is primarily based on a variation of the discount rate for the pension plan from 3.24% used at September 24, 2016, to 3.75% used at September 30, 2017. The actuarial loss on variation in economic assumptions for fiscal 2016, is primarily based on a variation of the discount rate for the pension plan from 4.04% used at September 26, 2015, to 3.24% used at September 24, 2016.
The actual rate of return for fiscal 2017 was approximately 4.65%, which is 1.41% higher than the amount recorded in interest income of 3.24%.
Assumptions
The estimation of employee future benefits involves a high degree of judgment. The assumptions are reviewed annually with independent actuaries.
The weighted average duration of the defined benefit pension obligation is 12.2 years (2016 - 12.4 years, 2015 - 12.1 years).
Significant assumptions for defined benefit pension plans (weighted average):

	2017	2016	2015
Defined benefit obligation at end of year:
Discount rate	3.75%	3.24%	4.04%
Rate of compensation increase	2.5%	2.5%	2.5%
Net periodic benefit cost for the year:
Discount rate	3.45%	4.2%	4.03%
Rate of compensation increase	2.5%	2.5%	2.5%
Significant assumptions for other benefit plans (weighted average):

	2017	2016	2015
Defined benefit obligation at end of year:
Discount rate	3.65%	2.98%	3.62%
Rate of compensation increase	2.5%	2.5%	2.5%
Net periodic benefit cost for the year:
Discount rate	3.1%	3.62%	3.61%
Rate of compensation increase	2.5%	2.5%	2.5%
Assumed healthcare cost trend rate at end of year:
Initial healthcare cost trend	5.5%	6%	6%
Annual rate of decline in trend rate	0.5%	0.5%	0.5%
Ultimate healthcare cost trend rate	4.5%	4.5%	4.5%
Year ultimate rate is reached	2019	2019	2018
Sensitivity analysis
The impact of a change in these assumptions on defined benefit obligations is as follows:

	1% increase	1% decrease
Defined benefit pension plans:
Discount rate	$(99)	$114
Other benefit plans:
Discount rate	$(2)	$2
Healthcare cost trend rate	$1	$(1)

13.    Share capital
Authorized
Unlimited number of common voting shares, without par value.
Unlimited number of non-voting Class A preferred shares issuable in series without par value, with other attributes to be determined at time of issuance.
Warrants
In connection with the $75 million second ranking term loan facility (note 10), the Company has granted the lender an option to acquire 3 million common shares of the Corporation at a price of $7 per share. The warrants expired on August 30, 2017.
In connection with the $18 million second ranking term loan facility (note 10), the Company has granted the lender an option to acquire 712,000 common shares of the Corporation at a price of $3.78 per share. The warrants expire on December 11, 2018.
Issued and fully paid

	2017	2016	2015
100,000,000 common shares	$564	$564	$564
712,000 warrants (2016 and 2015 - 3,712,000 warrants)	1	4	4
	$565	$568	$568
Net earnings (loss) per share
The following table provides the reconciliation between basic and diluted net earnings (loss) per share:

	2017	2016	2015
Net earnings (loss)	$94	$20	$(150)
Weighted average number of common shares outstanding	100,000,000	100,000,000	100,000,000
Dilutive effect of warrants	17,071	—	—
Weighted average number of diluted common shares outstanding	100,017,071	100,000,000	100,000,000
Basic and diluted net earnings (loss)
in dollars per share	$0.94	$0.20	$(1.5)

Share-based compensation
Directors of the Company, which are not employees of the Company, are given the option to receive part of their annual retainer, meeting fees and awards under the Directors’ Share Award Plan in the form of Deferred Share Units (DSU). Each DSU is equivalent in value to a common share of the Company and is notionally credited with dividends when shareholders receive dividends from the Company. A DSU is paid to a director upon termination of Board service and is payable in the form of cash.
The following table summarizes the grant of DSUs issued under the Directors’ Share Awards Plan:

	2017	2016	2015
Balance, beginning of year	1,734,726	1,833,319	1,833,319
Granted	1,372,134	148,516	—
Paid	—	(247,109)	—
Balance, end of year	3,106,860	1,734,726	1,833,319
Vested, end of year	2,192,102	1,734,726	1,597,785
Executive officers and other key employees are eligible to participate in the Long-Term Equity-Based Plan for Executives and Key Employees (LTIP). Under the plan, designated executive officers and other key employees will be granted a specific number of performance-conditioned share units (PCSUs) or performance-conditioned DSUs and non-performance DSUs annually. The PCSUs or the performance-conditioned DSUs vest over successive three-year periods based on total shareholder

13.    Share capital (continued)
return over the performance period as determined relative to a peer group and the increase in value of the Company’s weighted average share price over the performance period. The non-performance DSUs vest at specified dates.
The following table summarizes the grant of performance-conditioned and non-performance DSUs issued under the LTIP:

	2017	2016	2015
Balance, beginning of year	2,707,945	1,609,648	1,371,894
Granted	957,746	1,552,338	529,664
Expired	(491,837)	(375,128)	(272,083)
Forfeited	—	(78,913)	(19,827)
Balance, end of year	3,173,854	2,707,945	1,609,648
Vested, end of year	264,659	264,659	—
The following table summarizes the details of share-based compensation expenses (credits) relating to its different share-based compensation plans:

	2017	2016	2015
Directors' share award plan	$13	$(1)	$(3)
LTIP	12	—	—
	$25	$(1)	$(3)
Total carrying amount of liabilities for cash-settled arrangements	$27	$2	$3
The increase in share-based compensation expense during fiscal 2017 arises mainly from the increase in the market value of the common shares and acceleration of vesting of certain units due to the anticipated closing of the acquisition of the Company by Rayonier Advanced Materials Inc., which was completed subsequent to the end of the year.

14.	Guarantees, commitments and contingencies
Guarantees
The Company and certain of its subsidiaries have granted irrevocable letters of credit, issued by highly-rated financial institutions, to third parties to indemnify them in the event the Company does not perform its contractual obligations. The Company has not recorded any additional liability with respect to these guarantees, as the Company does not expect to make any payments in excess of what is recorded in the Company’s financial statements. The letters of credit mature at various dates in fiscal 2018.
Commitments
Operating leases
The Company has entered into operating leases for which minimum lease payments amount to $5 million. Outflows for the years following September 30, 2017, are as follows:

2018	$2
2019	$1
2020	$1
2021	$—
2022 and thereafter	$1
Contingencies
The Company is party to claims and litigations arising in the normal course of operations. The Company does not expect that the resolution of these matters will have a material effect on the Company’s financial condition, earnings or liquidity.

15.    Analysis of expenses by nature

	2017	2016	2015
Wages and salaries	$203	$201	$197
Employee benefits expense	87	85	87
Raw materials and other manufacturing costs	855	850	887
Changes in inventories	9	7	(27)
Selling, general and administrative	18	16	17
Depreciation and amortization	51	53	43
	$1,223	$1,212	$1,204
Cost of sales	$1,104	$1,097	$1,102
Selling, general and administrative	68	62	59
Depreciation and amortization	51	53	43
	$1,223	$1,212	$1,204
16.    Other items
The following table provides a summary of the other items by business segment of the Company:

	2017	2016	2015
Forest Products:
Lumber duty deposits	$11	$—	$—
Corporate:
Costs related to the transaction between Tembec and Rayonier Advanced Materials Inc.	$7	$—	$—
Costs for permanently idled facilities	5	3	2
Gain on sale of assets	(1)	(1)	(1)
Litigation reserve	2	—	—
Settlement on sale of pulp mills	—	(5)	—
Gain on settlement of a pension plan	—	(1)	—
Gain on settlement of a non-recourse debt	—	—	(9)
Impairment loss - Temlam loan receivable	—	—	3
Past service cost - defined benefit pension plan	—	—	1
	$13	$(4)	$(4)
	$24	$(4)	$(4)

2017
Lumber duty deposits
On November 25, 2016, a petition for the imposition of countervailing and antidumping duties (CVD and ADD) on softwood lumber from Canada was filed with the U.S. International Trade Commission (USITC) by the Committee Overseeing Action for Lumber International Trade Investigations or Negotiations.
The U.S. Department of Commerce (USDOC) initiated a CVD and ADD investigation. On April 24, 2017, the USDOC announced its preliminary determination on the CVD and imposed a preliminary duty rate of 19.88% applicable on shipments to the U.S. starting on April 28, 2017. The CVD required cash deposits on shipments of softwood lumber to the U.S. On June 26, 2017, the USDOC announced its preliminary determination on the ADD and imposed a preliminary duty rate of 6.87% applicable on shipments to the U.S. starting on June 30, 2017. The ADD required cash deposits on shipments of softwood lumber to the U.S.

16.    Other items (continued)
The Company and other Canadian forest product companies, the Federal Government and Canadian provincial governments (Canadian Interests) categorically deny the US allegations and strongly disagree with the preliminary determinations made by the USITC and USDOC. Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute. Depending on the outcome of the final phase of the investigation, Canadian Interests may appeal the decision of these administrative agencies to the appropriate courts, North American Free Trade Agreement (NAFTA) panels and the World Trade Organization (WTO). Notwithstanding the preliminary rates established in the investigations, the final liability for the assessment of CVD and ADD will not be determined until the administrative review process is complete. The final amount and the effective rate of CVD and ADD that may be assessed on Canadian softwood lumber exports to the U.S. cannot be determined at this time and will depend on determinations yet to be made by the USDOC and USITC and any reviewing courts, NAFTA or WTO panels to which those determinations may be appealed. (See note 22 - Subsequent events - Lumber Duty Deposits)
During fiscal 2017, the Company recorded a charge of $8 million related to the CVD and $3 million related to ADD.
Costs related to the transaction between Tembec and Rayonier Advanced Materials Inc.
On May 24, 2017, Rayonier Advanced Materials Inc. (RYAM) and the Company entered into an agreement under which RYAM would acquire all of the outstanding common shares of the Corporation subject to shareholder and regulatory approvals. During fiscal 2017, the Company incurred legal and advisory fees of $7 million related to the transaction. (See note 22 - Subsequent events - Acquisition of the Company by Rayonier Advanced Materials Inc.)
Costs for permanently idled facilities
During fiscal 2017, the Company recorded a charge of $5 million relating to several permanently idled facilities. These costs relate to custodial, site security, legal, pension plan administration and remediation activities.
Gain on sale of assets
During the June 2017 quarter, the Company completed the sale of a parcel of land in British Columbia (BC), realizing a gain of $1 million on total consideration of $1 million.
Litigation reserve
During fiscal 2017, the Company recorded a provision of $2 million related to outstanding current litigation.
2016
Costs for permanently idled facilities
During fiscal 2016, the Company recorded a charge of $3 million relating to several permanently idled facilities. These costs relate to custodial, site security, legal, pension plan administration and remediation activities.
Gain on sale of assets
During the June 2016 quarter, the Company recorded a gain of $1 million related to the sale of land and building in Huntsville, Ontario, for a total consideration of $1 million.
Settlement on sale pulp mills
During the June 2016 quarter, the Company recorded a gain of $5 million (€3 million) related to the final settlement of a net working capital adjustment regarding the May 2010 sale of two kraft pulp mills located in Southern France. The terms of the sale provided for a post-closing purchase price adjustment based on the actual working capital balances at closing, which had been in dispute since that time.
Gain on settlement of a pension plan
During the September 2016 quarter, the Company recorded a non-cash settlement gain of $1 million related to the partial windup of a pension plan (note 12).
2015
Costs for permanently idled facilities
During fiscal 2015, the Company recorded a charge of $2 million relating to several permanently idled facilities. These costs relate to custodial, site security, legal, pension plan administration and remediation activities.
Gain on sale of assets
During the December 2014 quarter, the Company completed the sale of a parcel of land in British Columbia (BC), realizing a gain of $1 million on total consideration of $2 million.

16.    Other items (continued)
Gain on settlement of a non-recourse debt
During the March 2015 quarter, the Company recorded a gain of $9 million related to the substantial modifications to the terms of a non-recourse debt obligation with a provincial government. The debt relates to the Kirkland Lake, Ontario, finger-joint plant, which has been idle since 2008.
Impairment loss - Temlam loan receivable
During the December 2014 quarter, the Company recorded an impairment loss of $3 million related to the loan receivable from Temlam Inc. The latter was under creditor protection and owned an idled laminated veneer lumber (LVL) facility located in Amos, Quebec. The Company reduced the carrying value of its loan receivable to reflect the total net proceeds received on completion of the sale, which occurred in January 2015.
Past service cost - defined benefit pension plan
During the December 2014 quarter, the Company negotiated a new collective agreement with the Temiscaming, Quebec, unionized workforce and recorded a charge of $1 million related to an increase of benefits allowed to the retirees of the pension plan.

17.    Net finance costs

	2017	2016	2015
Interest on long-term debt	$59	$58	$49
Interest on short-term debt	—	3	3
Amortization of financing costs using the effective interest method	7	5	3
Loss on refinancing of long-term debt (note 10)	—	—	37
Bank charges and other financing expenses	4	4	3
Interest income	—	(1)	—
Net foreign exchange loss (gain), excluding exchange on long-term debt	5	1	(8)
Foreign exchange loss (gain) on long-term debt	(30)	(6)	81
Net interest cost on defined benefit plans	5	5	4
	$50	$69	$172
Finance costs	$80	$76	$180
Finance income	(30)	(7)	(8)
Net finance costs	$50	$69	$172

18.    Income taxes
The reconciliation of income taxes calculated at the statutory rate to the actual tax provision is as follows:

	2017	2016	2015
Earnings (loss) before income taxes	$101	$30	$(141)
Income tax expense (recovery) based on combined federal and provincial income tax rates of 26.1% (Fiscal 2015 and 2016 - 26.2%)	$26	$8	$(37)
Increase (decrease) resulting from:
Difference in statutory income tax rates	3	3	2
Unrecognized tax asset	—	1	30
Recognition of previously unrecognized tax assets	(25)	—	—
Deferred income tax adjustment due to rate enactment	5	—	—
Non-deductible (non-taxable) portion of foreign exchange loss (gain) on long-term debt	(4)	(1)	11
Permanent differences and other tax adjustments	2	(1)	3
	(19)	2	46
Income tax expense	$7	$10	$9
Income taxes:
Current	$13	$8	$8
Deferred	(6)	2	1
Income tax expense	$7	$10	$9
Unrecognized deferred tax assets
Deferred tax assets have not been recognized in respect of the following:

	2017	2016	2015
Deferred tax assets:
Non-capital loss carry-forwards, interest expense disallowed and pool of deductible scientific research and development expenditures	$404	$406	$425
Property, plant and equipment	125	116	103
Employee future benefits	24	43	35
Capital loss carry-forwards	7	8	5
Other	23	25	21
	$583	$598	$589
Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profits will be available against which the Company can utilize the benefits.
As at September 30, 2017, certain subsidiaries have accumulated the following losses and deductions for income tax purposes, which may be carried forward to reduce taxable income and taxes payable in future years:

	Amounts	Expiring dates
Non-capital loss carried forward for:
Canadian subsidiaries	$1,055	2026 to 2037
U.S. subsidiaries	$13	2028 to 2034
Pool of deductible scientific research and experimental development	$388	Unlimited
U.S. interest expense disallowed	$68	Unlimited

18.    Income taxes (continued)
Recognized deferred tax assets and liabilities

	Deferred tax assets			Deferred tax liabilities
	Non-capital loss carry-forwards	Employee future benefits	Property, plant and equipment	Other liabilities	Total
Balance, September 27, 2014	$6	$—	$1	$(3)	$4
Through statement of net earnings (loss)	(2)	—	—	2	—
Balance, September 26, 2015	$4	$—	$1	$(1)	$4
Through statement of net earnings (loss)	5	—	(3)	(4)	(2)
Balance, September 24, 2016	9	—	(2)	(5)	2
Through statement of net earnings (loss)	—	6	—	—	6
Through statement of comprehensive earnings (loss)	—	(6)	—	—	(6)
Balance, September 30, 2017	$9	$—	$(2)	$(5)	$2
19.    Financial instruments
Fair value
The carrying amount of cash and cash equivalents, restricted cash, trade and other receivables, trade, other payables and accrued charges, and interest payable approximate their fair values due to the near-term maturity of these instruments. The carrying value of the long-term loans receivable and other financial long-term liabilities also approximate their fair values.
The carrying value and the fair value of the operating bank loans and the long-term debt are as follows:

	2017	2016	2015
Operating bank loans:
Carrying value	$5	$7	$114
Fair value	$5	$12	$114
Long-term debt:
Carrying value	$625	$701	$624
Fair value	$648	$594	$494
The fair value of the senior secured notes was estimated using quoted market prices; the fair value of the other long-term debt was estimated based on discounted cash flows using year-end market yields of similar instruments having the same maturity.
Derivative financial instruments are the only financial instruments of the Company measured at fair value on a recurring basis and have been valued in accordance with Level 1 of the fair value hierarchy, which is based on unadjusted quoted prices in an active market. The Company had no derivative financial instruments at September 30, 2017, September 24, 2016 and September 26, 2015.
Financial risk management
Overview
The Company has exposure to the following risks from its use of financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

–	Foreign currency rate risk

–	Interest rate risk

–	Commodity price and operational risk

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management policy. The policy defines the method by which the Company manages its risk through properly and prudently administering

19.    Financial instruments (continued)

the Company’s financial assets, liabilities and derivatives. Internal Audit measures the adequacy of the business control systems through the execution of an Internal Audit Plan approved by the Audit Committee.
Exposure to credit risk
Credit risk arises from the possibility that entities to which the Company sells products may experience financial difficulty and be unable to fulfill their contractual obligations. The Company does not have a significant exposure to any individual customer or counterparty. As required in the Risk Management Policy, the Company reviews a new customer’s credit history before extending credit and conducts regular reviews of its existing customers’ credit performance. All credit limits are subject to evaluation and revision at any time based on changes in levels of creditworthiness and must be reviewed at least once per year. Sales orders cannot be processed unless a credit limit has been properly approved. The Company may require payment guarantees, such as letters of credit, or obtain credit insurance coverage. Bad debt expense has not been significant in the past. The allowance for doubtful accounts as at September 30, 2017, was negligible (September 24, 2016 and September 26, 2015 - negligible amounts).
The Company also has credit risk relating to cash, cash equivalents and restricted cash. The Company manages risk by dealing only with highly-rated financial institutions.
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was as follows:

	2017	2016	2015
Loans and receivables, other than cash, cash equivalents and restricted cash	$185	$154	$164
Cash, cash equivalents and restricted cash	$87	$46	$23
The maximum exposure to credit risk for trade accounts receivable as at September 30, 2017, September 24, 2016 and September 26, 2015, by geographical region was as follows:

	2017	2016	2015
Canada	$17	$23	$18
United States	43	38	37
European Union	33	38	40
China	29	12	5
Other	23	17	25
	145	128	125
Allowance for doubtful accounts	—	—	—
Trade receivables net	145	128	125
Tarif L program (note 7)	8	—	—
Other receivables including input tax credits	31	25	36
Trade and other receivables	$184	$153	$161
The aging of trade accounts receivable was as follows:

	2017		2016		2015
	Gross	Allowance	Gross	Allowance	Gross	Allowance
Not past due	$137	$—	$120	$—	$114	$—
Past due 0-30 days	6	—	8	—	10	—
Past due over 30 days	2	—	—	—	1	—
	$145	$—	$128	$—	$125	$—

19.    Financial instruments (continued)
The movement in the allowance for doubtful accounts receivable in respect to trade accounts receivable was as follows:

	2017	2016	2015
Balance, beginning of year	$—	$—	$1
Bad debt written off	—	—	(1)
Balance, end of year	$—	$—	$—
Exposure to liquidity risk
Liquidity risk arises from the possibility that the Company will not be able to meet its financial obligations as they fall due. The Company has an objective of maintaining liquidity equal to 12 months of maintenance capital expenditures, interest and principal repayments, seasonal working capital requirements and general corporate purposes, which would require approximately $135 million to $150 million of liquidity.
Repayment of amounts due within one year is funded by normal collection of current trade accounts receivable. Liquidity in the form of cash, cash equivalents, restricted cash and unused revolving credit facilities is also maintained to assist in the solvency and financial flexibility of the Company. Liquidity as at September 30, 2017, totalled $207 million (September 24, 2016 - $148 million, September 26, 2015 - $56 million).
The Company’s liquidity is dependent on generating a sufficient amount of adjusted EBITDA and cash flow from operations. These can be significantly impacted by changes to the relative value of the Canadian dollar, product selling prices and the cost of inputs utilized in manufacturing processes. Based on existing liquidity and anticipated future operating cash flow, the Company believes that it will be able to adequately fund its operations and meet its future obligations as they become due. This determination could be impacted by economic, financial, competitive, legislative and regulatory factors, as well as other events, that are beyond the Company’s control.
The following are the contractual maturities of financial liabilities, including interest payments:

						2,017
	Carrying amount	Contractual cash flows	Year 1	Years 2-3	Years 4-5	After 5 years
Secured loans	$617	$759	$85	$567	$42	$65
Unsecured loans	8	8	3	4	1	—
Operating bank loans	5	5	5	—	—	—
Trade and others	241	241	240	1	—	—
	$871	$1,013	$333	$572	$43	$65
It is not expected that the cash outflows included in the maturity analysis could occur significantly earlier, or, excluding the effects of foreign exchange fluctuations on US dollar liabilities, at significantly different amounts.
As a result of the acquisition of the Company by Rayonier Advanced Materials Inc., the new parent company entered into a new credit facility that resulted in the redemption of the secured notes (see note 22 - Subsequent events).
Foreign currency rate risk management
The Company is exposed to currency risk on sales, purchases and long-term debt that are denominated in a currency other than the Canadian dollar. The currencies in which these transactions are primarily denominated are US dollar and euro.
The Company’s revenues for most of its products are affected by fluctuations in the relative exchange rates of the Canadian dollar with respect to the US dollar and the euro. The Company generated approximately US $798 million of US dollar denominated sales from its Canadian operations in fiscal 2017. As a result, any decrease in the value of the US dollar and the euro relative to the Canadian dollar reduces the amount of revenues realized on sales in local currency. In addition, since business units purchase the majority of their production inputs in local currency, fluctuations in foreign exchange can significantly affect the unit’s relative cost position when compared to competing manufacturing sites in other currency jurisdictions.
To reduce the impact of fluctuations in the value of the US dollar, the Company has adopted a policy, which allows for hedging up to 50% of its anticipated US dollar receipts for up to 36 months in duration. As at September 30, 2017, September 24, 2016 and September 26, 2015, the Company did not hold any foreign exchange contracts.

19.    Financial instruments (continued)
Foreign currency rate sensitivity analysis
The following table illustrates the impact of a 1% change in the value of the US dollar and the euro versus the Canadian dollar. For illustrative purposes, an increase of 1% in the value of the US dollar and the euro is assumed. A decrease would have the opposite effects of those shown below:

	US $	Euro
Sales increase	$10	$2
Cost of sales increase	3	2
Operating earnings and adjusted EBITDA increase	7	—
Loss on translation of US $ denominated debt	5	—
Net earnings increase	$2	$—
Foreign currency translation differences for foreign operations increase	—	2
Total comprehensive earnings increase	2	2
Shareholders' equity increase	$2	$2

Direct US dollar purchases of raw materials, supplies and services provided a partial offset to the impact on sales. This does not include the potential indirect impact of currency on the cost of items purchased in the local currency.

Interest rate risk management and sensitivity analysis
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
Fluctuations of market interest rates have little impact on the Company’s financial results since the majority of the Company’s debts are fixed rate debts.
Commodity price and operational risk management
The Company’s financial performance is dependent on the selling prices of its products. The markets for lumber, paper pulp and paper products are cyclical and are influenced by a variety of factors. These factors include periods of excess product supply due to industry capacity additions, periods of decreased demand due to weak general economic activity, inventory de-stocking by customers, and fluctuations in currency exchange rates. During periods of low prices, the Company is subject to reduced revenues and margins, resulting in substantial declines in profitability and possibly net losses. The Company may periodically purchase lumber, pulp and newsprint price derivative commodity contracts to mitigate the impact of price volatility. The Company had no derivative financial instruments at September 30, 2017, September 24, 2016 and September 26, 2015.
The manufacturing activities conducted by the Company’s operations are subject to a number of risks, including availability and price of fibre and competitive prices for purchased energy and raw materials. To mitigate the impact of price fluctuations, the Company may periodically purchase derivative commodity contracts. As at September 30, 2017, September 24, 2016 and September 26, 2015, the Company did not hold any significant derivative commodity contracts.
20.    Capital Management
It is the Company’s objective to manage its capital to ensure adequate capital resources exist to support operations while maintaining its business growth. The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk of characteristics of the underlying assets.
The Company has set the following objectives relating to its level of indebtedness: net debt to last twelve months (LTM) adjusted EBITDA, adjusted EBITDA to interest on indebtedness and net debt to total capitalization.
The following table presents the debt ratios versus the objectives:

	Objective	2017	2016	2015
Net debt / LTM adjusted EBITDA (times)	3 or less	2.4	4.6	10.4
Adjusted EBITDA / interest on indebtedness (times)	3 or more	3.8	2.4	1.3
Net debt / total capitalization (%)	40% or less	61%	74%	76%

20.    Capital management (continued)
Net debt is calculated as a total debt (long-term debt plus operating bank loans) less cash, cash equivalents and restricted cash. Adjusted EBITDA refers to earnings before interest, income taxes, depreciation, amortization and other items. Interest on indebtedness includes the interest on short-term and long-term debt. Total capitalization includes net debt plus long-term provisions, employee future benefit liabilities, deferred tax liabilities, other long-term liabilities, and shareholders’ equity.
The improvement in debt ratios in fiscal 2017 was due to the $78 million increase in adjusted EBITDA and a $130 million reduction in net debt.
At September 24, 2016, the Company added two new debt ratios, in addition to the net debt / total capitalization ratio. There were no changes in the Company’s approach to capital management during fiscal 2017.
21.    Related parties
Key management personnel compensation
The key management personnel of the Company are the members of the Board of Directors and certain executive officers. They control less than 1% of the voting shares of the Company.
Key management personnel participate in the Company’s long-term incentive plans (note 13).
The Company has employment contracts in force with all its executive officers and some of them include a change of control clause. In the event of termination without serious reason or a substantial change to the essential terms of the employment conditions during the 12 months following a change of control, the executive officers shall be entitled to the payment of the equivalent of between 12 months to 30 months of salary, as well as monetary compensation for all benefits that would otherwise be paid for the period.
Key management personnel compensation is comprised of the following for the past three fiscal years:

	2017	2016	2015
Short-term compensation benefits	$6	$5	$3
Share-based compensation	19	(1)	(3)
	$25	$4	$—
22.    Subsequent events
Uncoated groundwood paper duty deposits
On August 9, 2017, a petition for the imposition of CVD and ADD on uncoated groundwood paper from Canada was filed with the USITC by an independent paper company based in Washington state.
The USDOC initiated a CVD and ADD investigation. On January 9, 2018, the USDOC announced its preliminary determination on the CVD and imposed a preliminary duty rate of 6.53% for the Company. The CVD will require cash deposits on shipments of uncoated groundwood paper to the U.S.
The ADD investigation is still underway and a preliminary determination is expected in March 2018.
The Company and other Canadian forest product companies, the Federal Government and Canadian provincial governments (Canadian Interests) categorically deny the U.S. allegations and strongly disagree with the preliminary determinations made by the USDOC. Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute. Depending on the outcome of the final phase of the investigation, Canadian Interests may appeal the decision of these administrative agencies to the appropriate courts, North American Free Trade Agreement (NAFTA) panels and the World Trade Organization (WTO). Notwithstanding the preliminary rates established in the investigations, the final liability for the assessment of CVD and ADD will not be determined until the administrative review process is complete. The final amount and the effective rate of CVD and ADD that may be assessed on uncoated groundwood paper exports to the U.S. cannot be determined at this time and will depend on determinations yet to be made by the USDOC and USITC and any reviewing courts, NAFTA or WTO panels to which those determinations may be appealed.
Lumber Duty Deposits
On November 2, 2017, the USDOC announced its affirmative final determinations in the ADD and CVD investigations of imports of softwood lumber from Canada. The CVD and ADD rates applicable to the Company were reduced from 19.88% to 14.25% and from 6.87% to 6.58% respectively. On December 22, 2017, the USITC made an affirmative final determination, which was published in the Federal Register on December 28, 2017. On that same day, the USDOC issued an amended final determination for CVD and ADD on imports of softwood lumber from Canada that further reduced the CVD rate from 14.25%

22.    Subsequent events (continued)
to 14.19% and the ADD rate from 6.58% to 6.04%. On January 3, 2018, the USDOC issued its ADD and CVD orders to the United States Customs and Border Protection to collect the above duties on softwood lumber imports from Canada effective to the date of the USITC decision.
In the CVD investigation, the USDOC did not find critical circumstances, therefore, there is no possibility of retroactive CVD for that period. In the ADD investigation, USITC made a negative finding concerning critical circumstances. As a result, imports of softwood lumber from Canada will not be subject to retroactive ADD.
Prepayment of the FILO loan
On November 7, 2017, the Company prepaid the remaining balance of $32 million (US $25 million) on the FILO term loan.
Acquisition of the Company by Rayonier Advanced Materials Inc.
On November 20, 2017, Rayonier Advanced Materials Inc. announced that it had completed the acquisition of all of the outstanding shares of the Corporation. Immediately following the closing of the transaction, the new parent company and the Company entered into a new credit facility agreement of US $450 million that was used for the following:

i.
purchase and redeem all of the Company’s existing US $375 million - 9% senior secured notes due in December 2019, as well as paying a prepayment penalty of US $9 million and accrued interest of US $14 million;

ii.	pay all outstanding DSUs to Directors and Executive officers of the corporation totalling $30 million;

iii.	pay legal and advisory fees and expenses of $9 million; and

iv.	the balance for working capital purposes as the Company terminated its $150 million ABL facility.
Following the acquisition, the Company will prepare its financial statements in accordance with the Generally Accepted Accounting Principles in the U.S. (U.S. GAAP). The new year-end of the Company will be December 31 of each year starting on December 31, 2017.